UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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iMergent, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iMergent, Inc.
10201 South 51st Street
Phoenix, Arizona 85044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 18, 2010

The annual meeting of stockholders of iMergent, Inc. will be held at the Radisson Hotel Phoenix Airport North located at 427 North 44th Street, Phoenix, Arizona on May 18, 2010 at 12:00 p.m., local time.

The purpose of the meeting is to consider, discuss and vote upon the following proposals:

•	To elect three Class I directors, each for a term of two years, expiring at our annual meeting of stockholders to be held during 2012 or until a successor has been duly elected and qualified;

•	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and

•	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

The items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 1, 2010 may vote at the meeting or any adjournment or postponement of the meeting.

Your vote is important.  Please complete, sign, date and return your proxy card in the enclosed envelope promptly.

By order of our Board of Directors,

April 8, 2010	By:	/s/ Jeffrey G. Korn
Jeffrey G. Korn, Secretary

iMergent, Inc.
10201 South 51st Street
Phoenix, Arizona 85044
_____________________

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be held May 18, 2010
_____________________

SOLICITATION AND REVOCABILITY OF PROXY

General

We are furnishing you this proxy statement in connection with the solicitation by our Board of Directors of proxies from holders of outstanding shares of our common stock, to be voted at an annual meeting of stockholders to be held on May 18, 2010 at 427 North 44th Street, Phoenix, Arizona at 12:00 p.m. local time, and at any and all postponements or adjournments thereof.  This proxy statement and the enclosed form of proxy card are being first mailed or made available to our stockholders on or about April 8, 2010.

The purpose of the meeting is to consider, discuss and vote on the following proposals:

•	To elect three Class I directors, each for a term of two years, expiring at our 2012 annual meeting of stockholders, or until each of their respective successors has been duly elected and qualified;

•	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010; and

•	To transact such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

We use several abbreviations in this proxy statement. We may refer to our company as “us,” “we,” “iMergent” or the “company.”  The term “meeting” generally refers to our 2010 Annual Meeting of Stockholders and references to our “Board” refer to our Board of Directors.

In November 2009, our Board of Directors approved a change of our fiscal year from a June 30 fiscal year end to a December 31 fiscal year end.  The fiscal year end change resulted in an interim reporting period beginning on July 1, 2009 and ending on December 31, 2009, which we refer to in this Proxy Statement as the “Transition Period.”

The enclosed annual report to stockholders is not to be regarded as proxy soliciting material.  If you would like an additional copy of the enclosed annual report, please contact us at 1303 North Research Way, Orem, UT, 84097, Attn: Investor Relations, telephone: (801) 227-0004.

Record Date and Voting Securities

Our Board has fixed the close of business on April 1, 2010 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment or postponement of the meeting.  Only holders of record of our common stock on April 1, 2010 (the “Record Date”) are entitled to vote at the meeting.  If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.  Each holder of record of our common stock at the close of business on the Record Date is entitled to one vote per share on each matter to be voted upon by our stockholders at the meeting.  As of the Record Date there were 11,467,147 shares of common stock issued and outstanding.

Voting and Revocability of Proxies

Our Board is soliciting the accompanying proxy for use at the meeting.  Stockholders of record as of the Record Date can vote their proxy via one of three ways.  It is not necessary to mail your proxy card if you are voting by internet or fax.  If you have questions in regards to your proxy, or need assistance in voting, please contact our independent proxy tabulator, Issuer Direct Corp. at 919.481.4005, proxy@iproxydirect.com.

VOTE BY MAIL: Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
VOTE BY FAX: Please mark, sign and date this proxy card promptly and fax to 202-521-3464.
VOTE BY INTERNET: www.iproxydirect.com/IIG

If you submit a proxy using one of the methods described above, your proxy may be revoked at any time prior to its use by: (1) delivering to our secretary a signed notice of revocation or a later dated proxy, (2) attending the meeting and voting in person, or (3) giving notice of revocation of the proxy at the meeting.  Attendance at the meeting will not in itself constitute the revocation of a proxy.  Prior to the meeting, any written notice of revocation should be sent to iMergent, Inc., 1303 North Research Way, Orem, Utah 84097 Attention: Corporate Secretary.  Any notice of revocation that is delivered at the meeting should be hand delivered to our corporate secretary before the vote is taken. A stockholder may be requested to present identification documents for the purpose of establishing such stockholder’s identity.  The last valid vote you submit chronologically will supersede your prior vote(s).

Shares of our common stock, represented by properly executed proxies, will be voted in accordance with the instructions indicated on such proxies.  If no specific instructions are given, the shares will be voted FOR the election of each of the nominees for director set forth herein and FOR ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2010.  In addition, if other matters come before the meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.  We are not aware of any other matters to be submitted to a vote of stockholders at the meeting.

One or more inspectors of election, duly appointed for that purpose, will count and tabulate the votes cast and report the results of the votes at the meeting to our management.  Your vote at the meeting will not be disclosed except as needed to permit the inspector to tabulate and certify the votes, or as is required by law.

Quorum, Voting Requirements and Effect of Abstentions and Non-Votes

At the meeting, the inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders.  The holders of a majority of the total number of outstanding shares of our common stock that are entitled to vote at the meeting (at least 5,733,574 shares) must be present in person or by proxy in order to have the quorum that is necessary for the transaction of business at the meeting.  Shares of our common stock represented in person or by proxy (including shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for purposes of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

The nominees for director who receive a plurality of the votes cast by the holders of our common stock, in person or by proxy at the meeting, will be elected.  Abstentions and broker ‘‘non- votes’’ are not counted for purposes of the election of directors. A “non-vote” occurs, with respect to a proposal, when a broker or nominee holding shares for a beneficial owner does not have discretionary voting power and has not received instructions from the beneficial owner.  Approval of the proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.  An abstention is counted as a vote against a proposal.  A broker ‘‘non-vote’’ is not counted for purposes of approving a proposal.  Stockholders have no dissenters’ or appraisal rights in connection with the proposals to be presented at the meeting.

Expense of Solicitation of Proxies

We will pay the cost of soliciting proxies for the meeting.  In addition to solicitation by mail, our directors, officers and employees, without additional pay, may solicit proxies by telephone, telecopy, e-mail or in person.   Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and we will reimburse them for their expenses in so doing.

PROPOSAL I
Election of Directors

At the meeting, three Class I directors are to be elected for a term ending at the 2012 annual meeting of our stockholders, or until each of their respective successors has been duly elected and qualified.  Our bylaws provide for a classified board (also known as a “staggered board”), with the directors in each class serving a two-year term.  One-half of the directors are elected at each annual meeting of stockholders. The Class I directors will serve until our 2012 annual meeting of stockholders.

We intend that valid proxies received will be voted, unless contrary instructions are given, to elect the three nominees named in the following table to serve as Class I directors.  Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by our Board, to the extent consistent with our certificate of incorporation and our bylaws.

Nominees

Our Board has nominated the following individuals to serve as directors until our 2012 annual meeting of stockholders or until their respective successors are elected.  Each of the nominees has agreed to be named in this Proxy Statement and to serve if elected.

Director Name	Age	Class/Term
Todd Goergen	37	I /2012
David Williams	54	I/ 2012
Steven G. Mihaylo	66	I/ 2012

Our Board of Directors recommends a vote “FOR”
all of the director-nominees identified above.

Information Concerning Directors

Set forth in the table below are the names, ages and positions of each person nominated by our Board for election as a director, each person whose term of office as a director will continue after the Annual Meeting and each of our current executive officers.  None of our directors or executive officers has any family relationship to any other director or executive officer.

Name	Age	Position
Todd Goergen	37	Chairman of the Board
Craig Rauchle	54	Director
Robert Kamm	52	Director
David Williams	54	Director
Anil Puri	61	Director
Steven G. Mihaylo	66	Director, Chief Executive Officer

Set forth below is a brief description of the business experience for the previous five years of our nominees for director, our incumbent directors and our other executive officers.

Directors Standing for Election

Todd Goergen

Mr. Goergen has been a director of the company since November 2006 and has served as Chairman of the Board since August 2007.  Mr. Goergen has served as Managing Member of Ropart Asset Management, LLC (“RAM”) since 2001.  RAM makes direct investments in small to mid-size companies. In addition, Mr. Goergen is a Managing Member of Ropart Investments, LLC, a private investment partnership. Between 1999 and 2000, Mr. Goergen was the Director of Acquisitions and Corporate Development at Blyth, Inc., a designer and direct marketer of home decorative and fragrance products.   From 1994 to 1999, Mr. Goergen was an Associate/Analyst in the Mergers and Acquisitions Group of Donaldson, Lufkin & Jenrette, an investment banking firm. Mr. Goergen received his degree in economics and political science in 1994 from Wake Forest University. Mr. Goergen is the Chairman of Digital Traffic Systems, Inc., a business consulting firm, Chairman of the Board of QCL Holdings, Inc., and Board Member of Heads & Threads International, LLC, an importer and distributor of industrial fasteners and related products, and Visalus Holdings, LLC, a producer and marketer of weight management and nutritional supplements.  Mr. Goergen is a Class I director and his term will expire at the meeting. Mr. Goeergen is nominated for a term which would expire at our 2012 annual meeting of stockholders.

David Williams

Mr. Williams has been a director of the company since May 2008.  Since 2004, Mr. Williams has served as the Chairman and Chief Executive Officer at Equity Management Group, which provides asset management, tax consulting and financing for EMG-Lakewater LLC.  From 1996 to 2004, Mr. Williams acted as an independent consultant in taxation, real estate transactions and venture capital. Mr. Williams served as Chief Financial Officer and tax counsel at Wilshire Equities Corp., from 1987 to 1990 and as President from 1990 to 1996. From 1980 to 1987, Mr. Williams rose from a junior staff menmeber to director position at Arthur Young & Co., a public accounting firm.   Mr. Williams is a certified public accountant in California and Nevada and holds a juris doctorate degree in law and taxation from the McGeorge Law School at University of the Pacific. Mr. Williams graduated from Stanford University with a masters of science degree in engineering finance and a bachelor of science degree in biological science with honors. Mr. Williams is a Class I director and his term will expire at the meeting. He is nominated for a term which would expire at our 2012 annual meeting of stockholders.

Steven G. Mihaylo

Mr. Mihaylo was appointed our Chief Executive Officer in 2008. Mr. Mihaylo is the retired Chairman and Chief Executive Officer of Inter-Tel, Incorporated (‘Inter-Tel”), which he founded in 1969 and where he continued to serve until 2007. Mr. Mihaylo led the development of Inter-Tel from providing business telephone systems to offering complete managed services and software that help businesses facilitate communication and increase customer service and productivity. Before selling Inter-Tel to Mitel Networks, Inc. for approximately $720 million in 2007, Mr. Mihaylo grew the business to nearly $500 million in annual sales. Mr. Mihaylo was awarded an honorary PhD from California State University - Fullerton and received a bachelor of arts in business administration in accounting & finance from the California State University - Fullerton in 1969. The College of Business and Economics at California State University – Fullerton was renamed the Steven G. Mihaylo College of Business and Economics in 2008.  Mr. Mihaylo has served on boards of numerous community organizations including the Arizona Heart Foundation, Junior Achievement of Arizona, Arizona Museum of Science and Technology and the Arizona State University College of Business Dean’s Council of 100. Committed to education, Mr. Mihaylo is involved with the Karl Eller College of Management at the University of Arizona and has served on the advisory board of Junior Achievement of Central Arizona for over 25 years, as a member of the board of directors of the Big Bear High School Education Foundation and on the Dean’s Advisory Board of California State University - Fullerton.  Mr. Mihaylo is a Class I director and his term will expire at the meeting. He is nominated for a term which would expire at our 2012 annual meeting of stockholders.

Incumbent Directors

Robert Kamm

Mr. Kamm has served as a director of the company since September 2005.  Mr. Kamm has over 20 years of experience in large and small companies and since February 2003, has been the President, Chief Executive Officer and director of Viewpoint Capital, Inc., a provider of management consulting, investment banking and real estate financial services.    In addition, since August 2008, Mr. Kamm has been the President/CFO of RealAgile, Inc. a provider of mathematical modeling software for the real estate industry.  In addition, Mr. Kamm operated his own investment banking firm from 1987 to 1988 and previously worked in various capacities for TransDecisions, Inc., Union Bank, Ernst & Whinney and General Motors.   Mr. Kamm holds a masters of business administration degree in finance from UCLA and a bachelor of science degree in marketing and economics from Alfred University.   Mr. Kamm is a Class II director and his term will expire at our 2011 annual meeting of stockholders.

Craig Rauchle

Mr. Rauchle has been a director of the company since November 2006.  In April 2008, Mr. Rauchle formed The Rauchle Group, LLC which provides business consulting services.  Beginning in April 2005, Mr. Rauchle was President of Inter-Tel, which was acquired in August 2007 by Mitel Networks, Inc., and he served as President of Mitel US through April 2008.  Mr. Rauchle was previously appointed Chief Operating Officer of Inter-Tel in August 2001. In this capacity Mr. Rauchle was responsible for Inter-Tel’s sales and sales support functions, operations, technical support, marketing, procurement, distribution and research and development activities. Prior to his appointment as Chief Operating Officer of Inter-Tel, Mr. Rauchle held a variety of positions with Inter-Tel including Senior Vice President and President of Inter-Tel Technologies, Inc., a wholly owned sales subsidiary of Inter-Tel.  Mr. Rauchle joined Inter-Tel in 1979 as Branch General Manager of the Denver Direct Sales Office and in 1983 was appointed Central Regional Vice President and subsequently Western Regional Vice President. From 1990 to 1992, Mr. Rauchle served as President of Inter-Tel Communications, Inc., a subsidiary of Inter-Tel. Mr. Rauchle holds a bachelor of arts degree in communications from the University of Denver.   Mr. Rauchle is a Class II director and his term will expire at our 2011 annual meeting of stockholders.

Anil Puri

Dr. Puri is the Dean of the College of Business and Economics at California State University, Fullerton and co-director of its Institute for Economic and Environmental Studies. Prior to becoming Dean in 1998, Dr. Puri was department chair and professor of economics at California State University, Fullerton. Dr. Puri is a noted economist and scholar who has served as the Executive Vice President of the Western Economic Association International, the second largest professional association of economists in the United States and is a member of the American Economic Association, the National Association of Business Economists, and the Association of University Bureaus of Economic Research.  Dr. Puri is a Class II director and his term will expire at our 2011 annual meeting of stockholders.

CORPORATE GOVERNANCE

Board Meetings

During the 2009 transition period, our Board met twice. Each director attended at least 75% of the aggregate of the total number of meetings of our Board and the total number of all meetings held by committees on which he served during the Transition Period.  All of our directors are invited, but not required, to attend the meeting.

Information About Committees of our Board of Directors

Our Board of Directors has established three committees, the Audit Committee, comprised of Messrs. Kamm, Goergen and Williams, the Compensation Committee comprised of Messrs. Goergen, Rauchle and Kamm, and the Nominating Committee, comprised of Messrs. Kamm, Goergen, Williams and Rauchle.  Our Board of Directors has determined that each of these persons is “independent” under the rules of the American Stock Exchange and applicable regulatory requirements.

Audit Committee

Mr. Kamm serves as Chairman of our Audit Committee.  Our Audit Committee held two meetings during the Transition Period and operates under a charter adopted by our Board on March 23, 2004 and amended and restated on August 9, 2006.  The charter is available on our website at www.imergentinc.com.  Our Audit Committee is responsible for reviewing and discussing our audited financial statements with management, discussing information with our auditors relating to the auditors' judgments about the quality of our accounting policies and procedures, recommending to our Board that the audited financials be included in our Annual Report on Form 10-KT and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.

Our Board of Directors has determined that Robert Kamm, Chairman of our Audit Committee, is an audit committee financial expert as defined in Item 407(d) of Regulation S-K under the Securities Exchange Act of 1934, as amended.  No audit committee member serves on more than three public companies audit committees.

Compensation Committee

Todd Goergen serves as Chairman of our Compensation Committee.  The Compensation Committee held two meetings during the Transition Period and evaluates the performance of senior executives, pursuant to the Compensation Committee Charter, a copy of which is posted on our website at www.imergentinc.com. The Compensation Committee recommends to the Board policies for executive compensation and approves the remuneration of all our officers, including our Chief Executive Officer. It also administers our stock option and incentive compensation plans and recommends the establishment of and monitors the compensation and incentive program for all our executives.

The Compensation Committee did not retain a compensation consultant in connection with executive compensation for 2009 or 2010.

Our senior management works closely with the Compensation Committee to evaluate and recommend compensation for our other officers and employees. In addition, the CEO makes recommendations to the Compensation Committee regarding compensation for our other executives.

Nominating Committee

Craig Rauchle serves as the Chairman of our Nominating Committee.  Our Nominating Committee, which held one meeting during the Transition Period, reviews and suggests candidates for election or appointment to our Board, and operates pursuant to a charter, a current copy of which is posted on our website at www.imergentinc.com. Our Nominating Committee may attempt to recruit persons who possess the appropriate skills and characteristics required of members of our Board.  Our Nominating Committee may use any reasonable means for recruitment of potential members including their own expertise or the use of one or more third-party search firms to assist with this purpose.

In the course of reviewing potential director candidates, the Nominating Committee considers nominees recommended by our stockholders.  When considering a potential candidate for service as a director, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria approved by our Board, all facts and circumstances that the Nominating Committee deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her availability, depth and breadth of business experience or other background characteristics, his or her independence and the needs of our Board. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, demonstrate sound judgment and posses the ability to effectively interact with other members of our Board to serve the long-term interests of the company and its stockholders. In addition, the Nominating Committee may consider whether the nominee has direct experience in our industry or in the markets in which we operate and whether the nominee, if elected, assists in achieving a mix of Board members that represent a diversity of background and experience. The procedures to be followed by stockholders in submitting such recommendations are described below in the section entitled “Submission of Securities Holder Recommendations for Director Candidates.”

Independence of our Board of Directors

Under the NYSE AMEX Equities Stock Exchange listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by its board of directors. Our Board consults with our legal counsel to ensure that our Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NSYE AMEX Equities Stock Exchange, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, our Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NSYE AMEX Equities Stock Exchange: Mr. Goergen, Mr. Kamm, Mr. Williams, Mr. Rauchle and Dr. Puri. In making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Steven G. Mihaylo, Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Leadership Structure

Our Board has separated the positions of Chairmain of the Board and Chief Executive Officer. The position of Chairman of the Board has been filled by an independent director and is currently filled by Mr. Goergen, whom the Board has determined is an independent director.  Our Board believes that separation of these positions has allowed the Chief Executive Officer to focus on managing the day-to-day activities of the Company within the parameters established by our Board. The position of Chairman of the Board provides leadership to our Board in establishing the overall strategic direction of the Company consistent with the input of other directors and management. Our Board believes this structure has served our stockholders by ensuring the development and implementation of the company strategies.

Risk Oversight

Our primary risk consists of managing our operations profitably within the environment of declining revenues and subscribers. In general our Board, as a whole and also at the committee level, oversees our risk management activities. Our Board annually reviews management’s long-term strategic plan and the resulting annual budget that results from that strategic planning process. Using that information our Compensation Committee establishes both the short-term and long-term compensation programs that include all executives of the Company (including the named executive officers identified in the Summary Compensation Table on page 19 (“NEOs”)). These compensation programs are ratified by the Board, as a whole. The compensation programs are designed to focus management on the performance metrics underlying the profitable operations of the Company. Our Board receives periodic updates from management on the status of the Company’s operations and performance (including updates outside of the normal Board meetings). Finally, as noted below, our Board is assisted by the Audit Committee in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices. Thus, in performing its risk oversight our Board establishes the performance metrics, monitors on a timely basis the achievement of those performance metrics, and oversees the mechanisms that report those performance metrics.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. A copy of this code is posted on our website at www.imergentinc.com. In the event that we amend or waive any of the provisions of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Accounting/Financial Officer or Controller, we intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K by posting such information on our website.

Certain Relationships and Related Transactions

Our Audit Committee is responsible for review and, as it determines appropriate, approval or ratification of “related-person transactions” between the company and related persons, other than executive compensation decisions which are addressed by our Compensation Committee.  We have adopted policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $10,000, and a related person has a direct or indirect material interest. Our Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•
any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed $10,000;

•
any charitable contribution, grant, or endowment by the company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed $10,000;

•	compensation to directors, for service as directors, determined by our Board;
•	transactions in which all securities holders receive proportional benefits; and
•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Transactions involving related persons that are not included in one of the above categories are reviewed by our Audit Committee.  Our Audit Committee determines whether the related person has a material interest in a transaction and may approve, not approve or take other action with respect to the transaction in its discretion.

Stockholder Communications

Stockholders and other interested parties who wish to communicate with non-management directors of the Company should send their correspondences to: iMergent Non Management Directors, iMergent, Inc., 1303 North Research Way, Orem, Utah 84097, or by email to nonmanagementdirectors@imergentinc.com.  All communications are forwarded directly to the appropriate non-management director.

Submission of Security Holder Recommendations for Director Candidates

All securities holder recommendations for director candidates must be submitted in writing to the Secretary of the company, Jeffrey Korn, at 1303 North Research Way, Orem, Utah  84097, who will forward all recommendations to the Nominating Committee. All securities holder recommendations for director candidates must be submitted to the company not less than 120 calendar days prior to the date on which the company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. All securities holder recommendations for director candidates must include (1) the name and address of record of the securities holder, (2) a representation that the securities holder is a record holder of our securities, or if the securities holder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b), (2) of the Securities Exchange Act of 1934, (3) the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, (4) a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for directors approved by our Board from time to time, (5) a description of all arrangements or understandings between the securities holder and the proposed director candidate, (6) the consent of the proposed director candidate to be named in the proxy statement, to have all required information regarding such director candidate included in the applicable proxy statement, and to serve as a director if elected, and (7) any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Todd Goergen, Chairman, Craig Rauchle and Robert Kamm.  No interlocking relationships existed between the Compensation Committee and our Board or compensation committee of any other company, nor has any such interlocking relationship existed in the past. There are no interlocking relationships between us and other entities that might affect the determination of the compensation of our directors and executive officers. During the Transition Period, the Compensation Committee did not retain services from any compensation consultants.

Director Compensation

Our non-employee directors receive a combination of cash and equity as compensation for their service to the company.  The annual pay package for non-employee directors is designed to attract and retain highly qualified professionals to represent our stockholders.  We also reimburse our directors for travel, lodging and related expenses they incur on company-related business, including Board and committee meetings. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by our directors.  Directors who are also employees receive no additional compensation for serving on our Board.  For the Transition Period, non-employee director compensation consisted of the following.

Cash Compensation.   For the six Transition Period, all of our non-employee directors received a monthly cash retainer of $2,000.  The Chairman of the Board received an additional monthly cash retainer of $2,167.

Stock Options and Restricted Shares.   On July 1, 2009, we granted to each non-employee director an option to purchase 10,000 shares of common stock at an exercise price of $7.31, which price was not less than 100% of the fair market value of an underlying share of common stock on the date of grant.  Each such option was fully vesting and exercisable on the date of grant. In conformity with accounting guidance, the option awards to our non-employee directors were valued using the Black Scholes option-pricing model on the date of grant, which value was $2.58 per share.

The following table summarizes the compensation earned by and paid to our non-employee directors for the Transition Period:

	Fees Earned
	or Paid in	Option
	Cash	Awards (1)		Total
Todd Goergen	$25,000	$25,800	(2)	$50,800
Craig Rauchle	12,000	25,800	(2)	37,800
Robert Kamm	12,000	25,800	(2)	37,800
David Williams	12,000	25,800	(3)	37,800
Anil Puri	12,000	25,800	(4)	37,800
———————
(1)
Represents the dollar amount of all option awards recognized for financial statement reporting purposes for the six months ended December 31, 2009 in accordance with SFAS No. 123(R).  Estimates of forfeitures related to service-based vesting conditions have been disregarded.  The assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements for the six months ended December 31, 2009, included in our Annual Report on Form 10-KT filed with the Securities and Exchange Commission on March 2, 2010.

(2)	As of December 31, 2009, each of Messrs. Goergen, Rauchle, and Kamm held unexercised options to purchase an aggregate of 20,000 shares of our common stock.
(3)	As of December 31, 2009, Mr. Williams held unexercised options to purchase an aggregate of 10,000 shares of our common stock.
(4)	As of December 31, 2009, Mr. Puri held unexercised options to purchase an aggregate of 30,000 shares of our common stock.

———————
PROPOSAL II
Ratification of Appointment of Independent Registered Public Accounting Firm
———————

At the meeting we will ask our stockholders to ratify the appointment of Deloitte and Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2010. A representative of Deloitte is expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Deloitte as our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Approval of the proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2010 requires that the votes cast in favor of the proposal at the meeting must exceed the votes cast against the proposal.

Our Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Change in Independent Registered Public Accounting Firm

Our Audit Committee regularly reviews the selection of our independent registered public accounting firm. On September 16, 2009, after an extensive evaluation process, our Audit Committee engaged Deloitte as our new independent registered public accounting firm and dismissed Tanner LC as our independent registered public accounting firm.

The reports of Tanner LC on our consolidated financial statements for the fiscal years ended June 30, 2008 and June 30, 2009 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended June 30, 2008 and June 30, 2009, and in the subsequent interim period from July 1, 2009 through and including September 16, 2009, we had no disagreements with Tanner LC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Tanner LC’s satisfaction, would have caused Tanner LC to make reference to the subject matter of the disagreement in connection with its report. During the fiscal years ended June 30, 2008 and June 30, 2009, and in the subsequent interim period from July 1, 2009 through and including September 16, 2009, there were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We requested Tanner LC to furnish a letter addressed to the Securities and Exchange Commission stating whether Tanner LC agrees with the above statements. A copy of that letter, dated September 16, 2009, was filed as Exhibit 16.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2009.

During the fiscal years ended June 30, 2008 and June 30, 2009, and in the subsequent interim period from July 1, 2009 through and including September 16, 2009, we did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements.

Fees of Independent Registered Public Accounting Firm

We have set forth below the aggregate fees billed for professional services rendered to us by Deloitte for the Transition Period and Tanner LC for the twelve months ended June 30, 2009 and 2008.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

		Six months ended Decemeber 31, 2009	Twelve months ended June 30, 2009	Twelve months ended June 30, 2008
(1)	Audit Fees (audit of our annual financial statements, reviews of our quarterly financial statements, reviews of our SEC filings and correspondence with the SEC)	$279,540	$397,881	$453,890

(2)	Audit Related Fees (audit of our 401(k) plan)	15,000	17,500	17,422

(3)	Tax Fees (domestic tax compliance)	-	76,604	79,825

(4)	All Other Fees	-	-	-
____________________

(1)
Audit Fees: Fees billed by Deloitte for professional services rendered for the audit and reviews of our financial statements filed with the SEC on Forms 10-K, 10-KT and 10-Q and reviews of our correspondence with the Securities and Exchange Commission.

(2)	Audit-Related Fees: Fees billed by Deloitte for all audit-related services, consisting principally of an audit of our 401(k) plan.
(3)	Tax Fees: Fees billed by Deloitte for tax compliance, tax advice, and tax planning.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally provides for the pre-approval of the scope of and fees for services in the defined categories of audit services, audit-related services, and tax services.  Pre-approval is usually provided by the Audit Committee on a project-by-project basis before the independent registered public accounting firm is engaged to provide that service, and for de minimus projects only, pre-approval is provided with a not-to-exceed fee level determined for a group of such de minimus projects. The pre-approval of services may be delegated to the Chairman of the Audit Committee, but the decision must be reported to and ratified by the full Audit Committee at its next meeting.

BENEFICIAL OWNERSHIP OF SHARES

 The following table sets forth, as of April 1, 2010, the number of shares of our common stock beneficially owned by each of the following persons and groups and the percentage of the outstanding shares owned by each person and group including:  (i) each person who is known by us to be the owner of record or beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director and nominee; (iii) each of our NEO’s; and (iv) all of our current directors and executive officers as a group.

With respect to certain of the individuals listed below, we have relied upon information set forth in statements filed with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934.  Except as otherwise noted below, the address of each person identified in the following table is c/o iMergent, Inc., 1303 North Research Way, Orem, Utah 84097.

Name of Beneficial Owner	Shares Owned	Number of Outstanding Warrants and Options (1)	Total Beneficial Ownership (2)	Percent of Class Beneficially Owned

Goldman Capital Management, Inc.
220 East 42nd Street
New York, NY 10017	926,252	-	926,252	8.1%

Gruber & McBaine Capital Management LLC
50 Osgood Place, Penthouse
San Francisco, CA 94133	725,749	-	725,749	6.3%

Steven G. Mihaylo	3,210,000	16,664	3,226,664	28.1%
Todd Goergen	355,000	20,000	375,000	3.3%
David Rosenvall	85,399	31,377	116,776	1.0%
Jeffrey Korn	18,500	26,968	45,468	*
Craig Rauchle	10,100	20,000	30,100	*
David Williams	10,000	10,000	20,000	*
Robert Kamm	5,000	20,000	25,000	*
Clint Sanderson	4,016	85,700	89,716	*
Anil Puri	1,137	30,000	31,137	*
Jonathan Erickson	-	11,977	11,977	*
David Krietzberg	-	11,456	11,456	*
All current directors and executive officers as a group (11 persons)	3,699,152	284,142	3,983,294	33.7%
_______________
*	Less than one percent.

(1)	Reflects warrants or options that will be exercisable or vested, as the case may be, as of April 1, 2010, or within 60 days thereafter.

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based upon 11,467,147 shares of common stock outstanding on April 1, 2010. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following April 1, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based on a review of reports and representations submitted to us, all reports regarding beneficial ownership of our securities required to be filed under Section 16(a) for the Transition Period were timely filed.

EXECUTIVE OFFICERS

The name, age, position and a brief account of the business experience of each of our executive officers as of April 1, 2010 are set forth below:

Name	Age	Position
Steven G. Mihaylo	66	Chief Executive Officer and director
Clint Sanderson	39	SVP, President- StoresOnline and Crexendo
David Krietzberg	54	Chief Administrative Officer
Jonathan R. Erickson	32	Chief Financial Officer
David Rosenvall	43	Chief Technology Officer
Jeffrey Korn	52	Chief Legal Officer

Steven G. Mihaylo – Biographical information for Mr. Mihaylo, is set forth above under “Incumbent Directors”

Clint Sanderson – Mr. Sanderson joined StoresOnline, a divsion of the company, in 2002 and has served as Senior Vice President and President of our StoresOnline and Crexendo divisions since February 2009.  Since joining the company, Mr. Sanderson has held positions of increasing responsibility, including Senior Vice President of Sales of our StoresOnline Division from March 2008 until February 2009, Sales Manager from January 2006 until March 2008 and Vice President of Operations from July 2003 until January 2006. Prior to joining StoresOnline, Mr. Sanderson served as director of sales for two enterprise software companies. Mr. Sanderson also serves on the Board of Directors of the American Lung Association of Utah. Mr. Sanderson received a bachelor of science degree in health promotion and a minor in business administration from Brigham Young University.

David Krietzberg – Mr. Krietzberg has served as our Chief Administrative Officer since 2009. Prior to joining the company, Mr. Krietzberg served as Chief Financial Officer of Mitel US, a subsidiary of Mitel Networks, Inc., a provider of voice, video and collaborative communications solutions, from August 2007 until August 2008, as Chief Financial Officer of Inter-Tel from January 2000 until August 2007 and as VP Finance and Treasurer of Executone Information Systems, Inc., a manufacturer and supplier of voice processing and healthcare communications systems, from May 1985 until December 1999.  Mr. Krietzberg has extensive experience in operations management, strategic planning, financial management, building organizations and developing high performance teams. Mr. Krietzberg holds a masters of business administration degree in finance and a bachelors degree in accounting from Pace University.

Jonathan R. Erickson – Mr. Erickson has served as our Chief Financial Officer since February 2009.  Prior to this appointment, Mr. Erickson served as our Controller from December 2006 until February 2009.  Prior to joining the company, Mr. Erickson held various positions of increasing responsibility at Deloitte, which he joined in May 2003, culminating with the position of Audit Senior, specializing primarily in international manufacturing operations. Mr. Erickson received a bachelor of science degree in accounting and a master of accountancy degree from Brigham Young University. Mr. Erickson is also a certified public accountant.

David Rosenvall - Mr. Rosenvall was appointed as our Chief Technology Officer in February 2001.  From September 1999 until his appointment as Chief Technology Officer, Mr. Rosenvall served as our Chief Architect.  Mr. Rosenvall initially joined us in November 1998 in connection with our acquisition of StoresOnline.com.  From September 1997 to December 1998, Mr. Rosenvall was President of Spartan Multimedia, a software company and from January 1995 to August 1997, he was Vice President for Research and Development at Xentel, a CD-Rom publishing company.  Mr. Rosenvall holds a bachelor of science degree in mechanical engineering from the University of Calgary and a masters of business administration degree from Brigham Young University.

Jeffrey Korn – Mr. Korn has served as our Chief Legal Officer since February 2009.  From 2002 until his appointment as Chief Legal Officer, Mr. Korn served as our General Counsel.  Prior to joining the company, Mr. Korn had a private consulting practice from 2001 until 2002 and before that, he served as General Counsel of ProsoftTraining, an internet training education and certification which was previously listed on NASDAQ, from 1999 until 2001.  From 1983 until 1999, Mr. Korn was a partner in a Jacksonville, Florida, law firm, specializing in corporate matters and litigation. Mr. Korn has been an advisor to private venture firms, as well as a lecturer and a college instructor. Mr. Korn currently serves on several private, not-for-profit, charitable and educational boards.  Mr. Korn has a bachelors degree from the State University of New York at New Paltz and a juris doctorate degree from Stetson University College.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

Our primary business objectives are to:

1.
provide outstanding eCommerce technology, training and a variety of web-based technologies and resources to entrepreneurs and small businesses to help decrease the risks associated with eCommerce implementation;

2.	provide our customers with support and information regarding industry developments; and
3.	provide value to stockholders.

Our executive compensation programs are designed to attract, retain, motivate, and reward talented and successful individuals in accomplishing our objectives noted above.  As explained below, we offer various short-term incentives, long-term incentives, benefits, and other forms of compensation, all of which are intended to encourage our executives to dedicate significant efforts toward achieving these objectives and increasing stockholder value over the long term.

We believe our executive compensation practices affect a significant percentage of our employees, many of whom are aware of the compensation received by our senior executives and are aware of Company objectives, rewards, and expectations.  Consequently, we strive to anticipate the impact of our executive compensation decisions on our workforce, and we consider these anticipated impacts as we make executive compensation decisions.  This discussion will focus on the objectives, principles, practices, and decisions with regards to the compensation of our following NEO’s:

•	Steven G. Mihaylo, Chief Executive Officer;

•	Jonathan R. Erickson, Chief Financial Officer;

•	Clint Sanderson, SVP, President- StoresOnline and Crexendo;

•	David Krietzberg, Chief Administrative Officer;

•	Jeffrey Korn, Chief Legal Officer; and

•	David Rosenvall, Chief Technology Officer.

COMPENSATION OBJECTIVES, PROCEDURES, PRACTICES AND ELEMENTS

Executive Compensation Objectives and Principles

The overall objective of our executive compensation program is to help create long-term value for our stockholders by attracting and retaining talented executives, rewarding superior operating and financial performance, and aligning the long-term interests of our executives with those of our stockholders.  Accordingly, our executive compensation program incorporates the following principles:

•	We believe that retaining experienced, competent, goal-oriented executives and minimizing executive turnover is in our stockholders’ best interests;
•	We believe that a portion of our executives’ compensation should be tied to measures of performance of the business as a whole and that such measures of performance should be non-discretionary;
•
We believe that a portion of our executives’ compensation should be tied to measures of performance within each executive’s specific job responsibilities and that those measures should be as non-discretionary as possible;

•	We believe that the interests of executives should be linked with those of stockholders through the risks and rewards of owning our common stock;
•	We believe that a meaningful portion of each executive’s bonus, long-term incentives, and merit increases will vary based upon individual performance;
•
We believe that each executive’s performance against corporate and individual objectives for the previous year should be periodically reviewed, and that the difficulty of achieving desired results in any particular year must be considered; and

•
We believe that we should consider the ability of each executive to support our long-term performance goals; as well as each executive’s ability to fulfill their management responsibilities and their ability to work with and contribute to our executive management team.

Executive Compensation Procedures

In conjunction with our efforts to achieve the executive compensation objectives and implement the underlying compensation principles described above, we follow the procedures described below:

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing and monitoring our executive compensation programs and for making decisions regarding the compensation of the NEOs.  Under the direction of the Compensation Committee, each of Messrs. Erickson, Rosenvall, Sanderson, Krietzberg, and Korn reviews his compensation package with Mr. Mihaylo annually.  During those reviews, Mr. Mihaylo and the applicable NEO discuss measures, targets and similar items that affect the NEO’s compensation, and Mr. Mihaylo develops recommendations which he then provides to the Compensation Committee.

Mr. Mihaylo reviews his own compensation package with the Compensation Committee directly; however, Mr. Mihaylo does not attend Compensation Committee meetings, except as requested by the Compensation Committee.  Mr. Mihaylo is not present in Compensation Committee meetings when his compensation is determined.

The Compensation Committee considers Mr. Mihaylo’s recommendations, but ultimately has discretion to make all compensation decisions relating to our executive management.  The Compensation Committee approves all compensation decisions relating to our Chief Executive Officer and other NEOs.

The Compensation Committee typically meets shortly after the end of each fiscal year to consider NEO base salaries and bonus targets for the coming year.  At that meeting, the Compensation Committee also reviews the status of long-term incentives available to our NEOs (i.e. options to purchase shares of our common stock) and considers whether any additional long-term incentive awards are appropriate.  The Compensation Committee makes all decisions regarding bonuses and merit increase recommendations for the NEOs.

Each year, our senior management prepares a business plan and establishes goals for the company. The Compensation Committee reviews, modifies (if necessary), occasionally sets, and ultimately approves these goals, which are then incorporated into the company’s business plan.  Periodically throughout the year, the Compensation Committee compares Company goals against actual circumstances and accomplishments. The Compensation Committee may revise the company’s goals and business plan if they determine that circumstances warrant.

The Compensation Committee relies on its judgment in making compensation recommendations and decisions after reviewing the company’s overall performance and evaluating each executive’s performance against established goals, leadership ability, responsibilities within the company, and current compensation arrangements. The compensation program for NEOs and the Compensation Committee assessment process are designed to be flexible so as to better respond to the evolving business environment and individual circumstances.

The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee consisting of one or more members of the committee. In particular, the Compensation Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (a) “Non-Employee Directors” for the purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (b) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Elements of our Compensation Programs: What our Compensation Programs are Designed to Award and Why We Choose Each Element

Elements of Compensation.   We implement the executive compensation objectives and principles described above through the use of the following elements of compensation, each of which is described in greater detail below:

•	Base Salary

•	Company Operating Performance Bonus

•	Stock Option Awards

•	Retirement Benefits

•	Other Personal Benefits

The Compensation Committee evaluates overall compensation levels for each NEO in relation to other executives within the Company and in relation to the NEO’s prior year compensation.  The Compensation Committee also considers competing offers made to NEO’s, if any.  The Compensation Committee considers each element of compensation collectively with the other elements when establishing the various forms and levels of compensation for each NEO.  The Compensation Committee approves compensation programs which it believes are competitive with our peers, such that the combination of base pay and performance-based bonuses results in an aggregate rate of cash salary, bonus compensation, equity awards and other benefits for our NEOs within competitive market standards.

In determining long-term equity awards to executives, the Compensation Committee considers total equity awards available under our 2003 Equity Incentive Plan (the “Plan”), the number of equity awards to be granted to each executive in relation to other executives, the overall compensation objective for each executive, and the number and type of awards to executives in prior years.

The Compensation Committee believes that a significant portion of each the NEO’s compensation should be based upon the company’s operating performance and awards bonuses proportionate to those executives whom the Compensation Committee determines have the greatest impact on operating performance.

Base Pay.   Base salaries of the NEOs are set at levels that the Compensation Committee believes are generally competitive with our market peers so as to attract, reward, and retain executive talent. The Compensation Committee may opt to pay higher or lower amounts depending on individual circumstances. The Compensation Committee sets the base pay of the Chief Executive Officer and the other NEOs after reviewing recommendations from our Chief Executive Officer.  Annual adjustments are influenced by growth of our operations, revenues and profitability, individual performance, changes in responsibility, and other factors.

Company Operating Performance Bonus.  We believe the best way to provide value to stockholders is through the company’s earnings.  We maintain a bonus program for our NEOs which is intended to reward short-term performance, help attract and retain executives and incentivize them to provide value to stockholders through the company’s earnings. Under the bonus program, NEOs are eligible to receive a cash bonus following the conclusion of each fiscal year, contingent on the attainment during the fiscal year of targeted earnings per share, as defined in the bonus program.

Bonus amounts are paid annually and are typically based upon the percentage of the company’s actual after-tax income compared to company’s budgeted after-tax income.  The targeted bonus is increased or decreased if the company exceeds or fails to meet its after-tax income objectives.  The payment of bonuses to the NEOs is made after the Compensation Committee reviews the results of the company’s operating performance and the announcement of the company’s quarterly earnings and filing of the periodic reports on Form 10-K or Form 10-Q, as applicable.  For the Transition Period, Earnings Per Share of 15 cents was required to be met in order for NEOs to qualify for the operating performance bonus.  Because the minimum target was not reach, no bonuses were paid to the NEOs relating to the company operating performance bonus for the Transition Period.

Company operating performance bonus amounts earned for the six months ended December 31, 2009 are reported under the heading “Non-Equity Incentive Plan” in the Summary Compensation Table for this year.

Stock Option Awards.   The Compensation Committee grants discretionary, long-term equity awards to our NEOs under the plan. These awards have historically been in the form of stock options. The Compensation Committee believes that stock option awards align the interests of NEOs with the interests of stockholders and will incentivize the NEOs to provide stockholder value.  The Compensation Committee believes that such grants provide long-term performance-based compensation, help retain executives through the vesting periods, and serve to align management and stockholder interests. In making awards under the Plan, the Compensation Committee considers grant size. Options vest only to the extent that the NEO remains a company employee through the applicable vesting dates, typically monthly over four years. We believe the four-year vesting schedule assists in retaining executives and encourages the NEOs to focus on long-term performance.

We have granted stock options to NEOs with an exercise price equal to the closing price per share on the date of the grant. We do not grant options with an exercise price below 100% of the trading price of the underlying shares of common stock on the date of grant.  Stock options only have a value to the extent the value of the underlying shares on the exercise date exceeds the exercise price. Accordingly, stock options provide compensation only if the underlying share price increases over the option term and the NEO’s employment continues with us until the vesting date.

In granting stock options to the NEOs, we also consider the impact of the grant on our financial performance, as determined in accordance with accounting guidance. For share-based equity awards, we record expense in accordance with accounting guidance. The amount of expense we record pursuant to accounting guidance may vary from the corresponding compensation value we use in determining the amount of the awards.

Retirement and Other Personal Benefits.   All of our NEOs receive similar retirement and other personal benefits.  We sponsor the iMergent, Inc. Retirement Savings Plan (the “401(k) Plan”) for eligible employees.  Our NEOs participate in the 401(k) plan. The 401(k) Plan is a broad-based, tax-qualified retirement plan under which eligible employees, including the NEOs, may make annual pre-tax salary reduction contributions, subject to the various limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”).  We make matching contributions under the 401(k) Plan on behalf of eligible participants, including the NEOs, at the rate of 100% of the first one percent and 50% of each additional percentage of each participating NEO’s salary up to a six percent deferral, with a two-year vesting schedule for the matched portion. Matching contributions are not subject to non-discrimination requirements imposed by the Code. The 401(k) Plan is intended to help us attract and retain qualified executives through the offering of competitive employee benefits. We do not maintain any other pension or retirement plans for the NEOs.

We provide other traditional benefits and limited perquisites to our NEOs in order to achieve a competitive pay package as detailed in the Summary Compensation Table.  The Compensation Committee believes that these benefits, which are detailed in the Summary Compensation Table under the heading “All Other Compensation”, are reasonable, competitive, appropriate, and consistent with our overall executive compensation program. Other than the company’s contributions to the 401(k) Plan, these benefits consist principally of employer-paid premiums on health insurance, and personal automobile, and mobile phone communications plan.

Compensation of Steven G. Mihaylo, Chief Executive Officer.  Mr. Mihaylo is primarily responsible for investor relations activities and the general management of our NEOs.  Mr. Mihaylo does not receive a base salary.  Mr. Mihaylo does receive group health plan coverage similar to the other NEOs.  Mr. Mihaylo does not participate in any non-equity incentive plans, but is eligible to receive stock option awards or other equity compensation.  The Compensation Committee believes Mr. Mihaylo’s interests are directly aligned with the interests of the company’s stockholders because of Mr. Mihaylo’s significant equity holdings in the Company and his eligibility to participate in stock option awards or other equity compensation.

Compensation of Clint Sanderson, President of StoresOnline and Crexendo divisions.  Mr. Sanderson has general responsibility for our sales and marketing efforts, as well as strategic direction of the company.  Mr. Sanderson receives a base salary similar to the other NEOs.  Mr. Sanderson also receives retirement and other personal benefits similar to the other NEOs.  Mr. Sanderson receives stock options or other equity compensation similar to Mr. Krietzberg.

Mr. Sanderson is also eligible to receive an annual company operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above.  In the event that actual after-tax income is below the budgeted amounts, Mr. Sanderson is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met.  In the event that actual after-tax income exceeds budgeted amounts, Mr. Sanderson is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of David Krietzberg, Chief Administrative Officer.  Mr. Krietzberg has general responsibility for our new strategic initiatives, Crexendo, administrative functions, customer service and product fulfillment functions.  Mr. Krietzberg receives a base salary similar to the other NEOs.  Mr. Krietzberg also receives retirement and other personal benefits similar to the other NEOs.  Mr. Krietzberg receives stock options or other equity compensation similar to Mr. Sanderson.

Mr. Krietzberg is also eligible to receive an annual company operating performance bonus of 100% of base pay  contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above.  In the event that actual after-tax income is below the budgeted amounts, Mr. Krietzberg is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met.  In the event that actual after-tax income exceeds budgeted amounts, Mr. Krietzberg is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of Jonathan Erickson, Chief Financial Officer.  Mr. Erickson has general responsibility for our accounting, finance, and human resource functions.  Mr. Erickson receives a base salary similar to the other NEOs.  Mr. Erickson also receives retirement and other personal benefits similar to the other NEOs.  Mr. Erickson receives stock options or other equity compensation similar to Messrs. Rosenvall and Korn.

Mr. Erickson is also eligible to receive an annual company operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above.  In the event that actual after-tax income is below the budgeted amounts, Mr. Erickson is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met.  In the event that actual after-tax income exceeds budgeted amounts, Mr. Erickson is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of David Rosenvall, Chief Technology Officer.  Mr. Rosenvall has general responsibility for the development of e-commerce and web-based technologies to be sold and used by customers and the completion of internal reporting projects and tools.  Mr. Rosenvall receives a base salary similar to the other NEOs.  Mr. Rosenvall also receives retirement and other personal benefits similar to the other NEOs.  Mr. Rosenvall receives stock options or other equity compensation similar to Messrs. Erickson and Korn.

Mr. Rosenvall is also eligible to receive an annual company operating performance bonus of 100% of base pay  contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above.  In the event that actual after-tax income is below the budgeted amounts, Mr. Rosenvall is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met.  In the event that actual after-tax income exceeds budgeted amounts, Mr. Rosenvall is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Compensation of Jeffrey Korn, Chief Legal Officer.  Mr. Korn has general responsibility for regulatory and legal compliance.  Mr. Korn receives a base salary similar to the other NEOs.  Mr. Korn also receives retirement and other personal benefits similar to the other NEOs.  Mr. Korn receives stock options or other equity compensation similar to Messrs. Rosenvall and Erickson.

Mr. Korn is also eligible to receive an annual company operating performance bonus of 100% of base pay contingent on the attainment during the fiscal year of budgeted after-tax income described in “Company Operating Performance Bonus” above.  In the event that actual after-tax income is below the budgeted amounts, Mr. Korn is eligible to receive the annual bonus up to the percentage that the budgeted amount of after-tax income was met.  In the event that actual after-tax income exceeds budgeted amounts, Mr. Korn is eligible to receive additional annual bonus up to the percentage that the budgeted amount of after-tax income exceeds budgeted income with a maximum pay-out of 125% of base salary.

Deductibility of Executive Compensation.   Section 162(m) of the Code imposes a $1 million annual limit on the amount that a public company may deduct for compensation paid to its Chief Executive Officer during a tax year or to any of its three other most highly compensated executive officers who are still employed at the end of the tax year. The limit does not apply to compensation that meets the requirements of Code Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by the stockholders).

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. In certain situations, the Compensation Committee may approve compensation that will not meet the requirements of Code Section 162(m) in order to ensure competitive levels of total compensation for the company’s executive officers.  The company does not have a stockholder approved non-equity incentive compensation plan.  As a result, all bonus amounts paid to the NEOs do not constitute qualified performance-based compensation for purposes of Code Section 162(m).  For the year ended December 31, 2009, the compensation paid to the NEOs did not exceed the limitations imposed by code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with the company’s management. Based on such review and discussions with management, the Compensation Committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee:

Todd Goergen, Chair
Craig Rauchle
Robert Kamm

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of our NEOs for the six months ended December 31, 2009 (marked as “Transition” in the year column) and for the twelve months ended June 30, 2009 and 2008 (marked as “2009” and “2008” in the year column, respectively).

Name and Principal Position	Year	Salary	Bonus (17)	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan		All Other Compensation		Total
Don Danks	2009	$107,423	$-	$-	$-	$-		$15,403	(8)	$122,826
Former Chief Executive Officer	2008	$190,000	$-	$-	$-	$-		$25,754	(8)	$215,754

Robert Lewis	2009	$114,115	$-	$40,500	$90,690	$24,497	(2)	$16,725	(9)	$286,527
Former Chief Financial Officer	2008	$175,000	$-	$-	$176,135	$68,579	(2)	$24,199	(9)	$443,913

Brandon Lewis	2009	$286,154	$-	$75,937	$197,700	$205,328	(3)	$20,889	(10)	$786,008
Former President, Chief Operating Officer	2008	$400,000	$-	$-	$296,553	$387,742	(3)	$32,634	(10)	$1,116,929

David Rosenvall	Transition	$95,000	$11,997	$36,450	$49,126	$-		$13,771	(11)	$206,344
Chief Technology Officer	2009	$190,000	$-	$60,750	$151,060	$83,841	(4)	$25,290	(11)	$510,941
	2008	$175,000	$-	$-	$148,277	$139,551	(4)	$27,257	(11)	$490,085

Steven Mihaylo	Transition	$-	$-	$-	$32,750	$-		$6,623	(12)	$39,373
Chief Executive Officer	2009	$-	$-	$-	$-	$-		$6,437	(12)	$6,437

Jonathan Erickson	Transition	$80,000	$10,103	$-	$15,956	$-		$10,581	(13)	$116,640
Chief Financial Officer	2009	$110,192	$-	$-	$15,845	$33,750	(5)	$12,110	(13)	$171,897

David Krietzberg	Transition	$112,500	$14,207	$-	$20,250	$-		$7,125	(16)	$154,082
Chief Administrative Officer	2009	$6,058	$-	$-	$3,375	$-		$-		$9,433

Jeffrey Korn	Transition	$105,000	$13,260	$36,450	$57,798	$-		$10,539	(14)	$223,047
Chief Legal Officer	2009	$187,789	$-	$60,750	$96,642	$42,813	(6)	$23,444	(14)	$411,438

Clint Sanderson	Transition	$125,000	$15,788	$24,300	$103,815	$-		$11,233	(15)	$280,136
Senior Vice President	2009	$205,577	$-	$40,500	$103,651	$80,625	(7)	$23,921	(15)	$454,274

(1)
The amounts shown in the “Stock Awards” column represent the aggregate grant date fair value of the options granted to the NEOs, computed in accordance with accounting guidance.  Estimates of forfeitures related to service-based vesting conditions have been disregarded.  The assumptions used in the calculation of these amounts are included in notes to our consolidated financial statements for the six months ended December 31, 2009, included in our Annual Report on Form 10-KT filed with the Securities and Exchange Commission on March 2, 2010.

(2)
Non-equity incentive plan compensation for Mr. Robert Lewis consists of non-discretionary bonus based upon actual non-GAAP pre-tax operating income compared to budgeted non-GAAP pre-tax operating income of $0 and $8,909 for fiscal 2009 and 2008 respectively, non-discretionary bonus dependent upon actual customer service statistics of $11,000 for the twelve months ended June 30, 2009 and 2008, non-discretionary bonus dependent upon actual customer satisfaction statistics of $4,622 and $24,670 for the twelve months ended June 30, 2009 and 2008, respectively, and discretionary bonus dependent upon maintaining disclosure controls and procedures and internal controls of financial reporting and completion of certain accounting, finance and human resource projects of $8,875 and $24,000 for the twelve months ended June 30, 2009 and 2008, respectively.

(3)
Non-equity incentive plan compensation for Mr. Brandon Lewis consists of profits earned by the company from revenue of new business which the company may, from time to time, sell which is originally licensed or otherwise provided from third parties of $205,328 and $387,742 for the twelve months ended June 30, 2009 and 2008, respectively.

(4)
Non-equity incentive plan compensation for Mr. Rosenvall consists of discretionary bonus which is dependent upon completion of certain engineering projects of $83,841 and $125,000 for the twelve months ended June 30, 2009 and 2008, respectively.  Non-equity incentive plan compensation for Mr. Rosenvall also consists of a non-discretionary bonus dependent upon net dollar volume of contracts written and non-GAAP pre-tax operating income of $0 and $14,551 for the twelve months ended June 30, 2009 and 2008, respectively.

(5)
Non-equity incentive plan compensation for Mr. Erickson consists of non-discretionary bonus based upon actual pre-tax operating income of $33,750 for the twelve months ended June 30, 2009, respectively.

(6)	Non-equity incentive plan compensation for Mr. Korn consists of non-discretionary bonus based upon actual pre-tax operating income of $42,813 for the twelve months ended June 30, 2009, respectively.
(7)	Non-equity incentive plan compensation for Mr. Sanderson consists of non-discretionary bonus based upon actual pre-tax operating income of $80,625 for the twelve months ended June 30, 2009.
(8)
All other compensation for Mr. Danks consists of an automobile allowance of $7,200 and $14,400 for the twelve months ended June 30, 2009 and 2008, respectively, and Company subsidized health insurance premiums of $5,852 and $11,354 for the twelve months ended June 30, 2009 and 2008, respectively.  The remainder of all other compensation for the twelve months ended June 30, 2009 for Mr. Danks consists of matching contributions to the company’s 401(k) plan for $2,351.

(9)
All other compensation for Mr. Robert Lewis consists primarily of company subsidized health insurance premiums, company matching contributions to the company’s 401(k) plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(10)
All other compensation for Mr. Brandon Lewis consists of an automobile allowance of $9,948 and $14,400 for each of the twelve months ended June 30, 2009 and 2008, respectively.  The remainder of all other compensation for Mr. Brandon Lewis consists of matching contributions to the company’s 401(k) plan, company subsidized health insurance premiums and other miscellaneous benefits, none of which exceeded $10,000.

(11)
All other compensation for Mr. Rosenvall consists primarily of company subsidized health insurance premiums, company matching contributions to the company’s 401(k) plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(12)
All other compensation for Mr. Mihaylo consists of company subsidized health insurance premiums of $6,437 and $6,437 for the six months ended December 31, 2009 and twelve months ended June 30, 2009, respectively.

(13)
All other compensation for Mr. Erickson consists primarily of company subsidized health insurance premiums, company matching contributions to the company’s 401(k) plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(14)
All other compensation for Mr. Korn consists primarily of company subsidized health insurance premiums, company matching contributions to the company’s 401(k) plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(15)
All other compensation for Mr. Sanderson consists of an automobile allowance of $5,400 and $10,800 for the six months ended December 31, 2009 and the twelve months ended June 30, 2009, respectively, and company subsidized health insurance premiums of $5,832 and $10,981 for the six months ended December 31, 2009 and the twelve months ended June 30, 2009, respectively.  The remainder of all other compensation for Mr. Sanderson consists of matching contributions to the company’s 401(k) plan.

(16)
All other compensation for Mr. Krietzberg consists primarily of company subsidized health insurance premiums, company matching contributions to the company’s 401(k) plan, automobile allowance, and other miscellaneous benefits, none of which exceeded $10,000.

(17)	The amounts in this column reflect discretionary bonuses awarded to the Named Executive Officers for the six months ended December 31, 2009 and paid in the subsequent year.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about non-equity based and equity-based plan awards granted to the NEO’s for the Transition Period.

					Option Awards
					Awards:
		Estimated Possible Payouts			Number of		Exercise or	Grant Date
		Under Non-Equity Incentive			Securities		Base Price	Fair Value
		Plan Awards (1)			Underlying		of Stock	of Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options Granted		Award	Award (2)

Steven Mihaylo	9/8/2009	-	-	-	100,000	(3)	7.69	$393,000

Jonathan Erickson	7/1/2009	$20,000	$80,000	$100,000

David Krietzberg	7/1/2009	$28,125	$112,500	$140,625

Jeffrey Korn	7/1/2009	$26,250	$105,000	$131,250

Clint Sanderson	7/1/2009	$31,250	$125,000	$156,250

David Rosenvall	7/1/2009	$23,750	$95,000	$118,750
______________
(1)
Amounts represent non-discretionary, non-equity incentive plan awards dependent upon the company’s operating performance criteria.  The amount of non-equity incentive compensation plan award actually earned for the Transition Period appears in the Summary Compensation Table for the Transition Period.

(2)	Amounts represent the full grant date fair value of the option award computed in accordance with accounting guidance.
(3)	These options vest monthly over four years and have a ten year life.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

The table below provides information on the holdings of stock options by the NEOs as of December 31, 2009.

	Option Awards					Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan Awards:
						Plan Awards:	Market of
						Number of	Payout Value
	Number of	Number of				Unearned	of Unearned
	Securities	Securities				Shares, Units	Shares,
	Underlying	Underlying				Units or	Units or
	Unexercised	Unexercised				Other Rights	Other Rights
	Options	Options		Option	Option	That Have	That Have
	(#)	(#)		Exercise	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable		Price	Date	(#)	($)
Steve Mihaylo
	6,249	93,751	(3)	$7.69	9/8/2019
Jonathan Erickson
	2,812	2,188	(2)	$24.43	7/20/2017
	4,166	15,834	(4)	$3.49	2/10/2019
	1,249	8,751	(5)	$6.47	6/19/2019
Clint Sanderson
	2,500	-		$6.98	7/1/2014
	16,250	3,750	(6)	$13.00	7/1/2016
	6,750	5,250	(2)	$24.43	7/20/2017
						3,005	$18,240
	20,800	29,200	(10)	$3.49	2/10/2019
	12,500	87,500	(7)	$8.06	5/7/2019
David Krietzberg
	6,249	43,751	(8)	$6.39	6/22/2019
Jeffrey Korn
	17,672	4,328	(1)	$24.43	7/20/2011
						4,500	$27,315
	4,166	15,834	(4)	$3.49	2/10/2019
David Rosenvall
	20,082	4,918	(1)	$24.43	7/20/2011
	2,000	-		$1.50	12/19/2012
						4,500	$27,315
	3,749	16,251	(9)	$3.53	3/10/2019
——————
(1)	Remaining unexercisable options vest ratably on a monthly basis through July 20, 2010.
(2)	Remaining unexercisable options vest ratably on a quarterly basis through July 20, 2011.
(3)	Remaining unexercisable options vest ratably on a monthly basis through September 8, 2013.
(4)	Remaining unexercisable options vest ratably on a monthly basis through February 10, 2013.
(5)	Remaining unexercisable options vest ratably on a monthly basis through June 19, 2013
(6)	Remaining unexercisable options vest ratably on a quarterly basis through July 1, 2010
(7)	Remaining unexercisable options vest ratably on a monthly basis through May 7, 2013
(8)	Remaining unexercisable options vest ratably on a monthly basis through June 22, 2013
(9)	Remaining unexercisable options vest ratably on a monthly basis through March 10, 2013
(10)	Remaining unexercisable options vest ratably on a monthly basis through February 10, 2011

OPTION EXERCISES AND STOCK VESTED

During the Transition Period, our NEOs exercised stock options as outlined below:

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting	on Vesting
Steve Mihaylo	-	$-
Jonathan Erickson	-	$-
Clint Sanderson	1,998	$13,818
Jeffrey Korn	3,000	$20,748
David Krietzberg	-	$-
David Rosenvall	3,000	$20,748

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our common stock that may be issued upon the exercise of options, warrants and rights under existing equity compensation plans at December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securities holders	748,041	$9.75	801,415
Equity compensation plans not approved by securities holders	-	-	-
Total	748,041	$9.75	801,415	(1)
———————
(1)
During the three months ended March 31, 2010, we issued 15,000 stock options to employees.  During the three months ended March 31, 2010, 9,173 stock options and awards were forfeited by employees.  Consequently, as of March 31, 2010, we had 795,588 common shares available for issuance under the Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Acceleration of Vesting of Options and Other Stock Awards upon Change in Control.   All outstanding stock options awarded to the NEOs become fully vested upon a “change in control,” without regard to whether the NEO terminates employment in connection with or following the change in control.

The following table shows for each NEO the intrinsic value of his unvested stock options and shares of restricted stock as of December 31, 2009 that would have been accelerated had a change in control occurred on that date, calculated by multiplying the number of underlying shares by the closing price of our stock on the last trading day for the six months ended December 31, 2009 ($6.07 per share) and then, with respect to stock options, subtracting the applicable option exercise price:

	Stock	Restricted
Name	Options ($) (1)	Stock ($)	Total
Steve Mihaylo	$-	$-	$-
Jonathan Erickson	$40,852	$-	$40,852
Clint Sanderson	$75,336	$18,240	$93,576
Jeffrey Korn	$40,852	$27,315	$68,167
David Krietzberg	$-	$-	$-
David Rosenvall	$41,278	$27,315	$68,593
———————
(1)	The number of shares subject to unvested options and exercise prices thereof and unvested stock awards are shown above in the Outstanding Equity Awards at December 31, 2009 table.

If a change in control results in acceleration of vesting of an NEO’s otherwise unvested stock options and other stock awards, and if the value of such acceleration exceeds 2.99 times the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control (the “Base Period Amount”), the acceleration would result in an excess parachute payment under Code Section 280G equal to the value of such acceleration which is in excess of the NEO’s average W-2 compensation from employment with the company for the five taxable years preceding the year of the change in control.  An NEO would be subject to a 20% excise tax under Code Section 4999 on any such excess parachute payment and we would be unable to deduct the excess parachute payment.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by our Board on March 23, 2004 and amended and restated on August 9, 2006, the Audit Committee is responsible for reviewing and discussing the company’s audited financial statements with management, discussing information with the company’s auditors relating to the auditors’ judgments about the quality of our accounting policies and practices, recommending to our Board that the audited financials be included in the Company’s Annual Report on Form 10-KT and overseeing compliance with the Securities and Exchange Commission requirements for disclosure of auditors' services and activities.  Currently the Audit Committee is comprised of Messrs Goergen, Kamm and Williams.  Our Board has determined that each of these persons is independent.  The Audit Committee Charter is in compliance with all regulatory requirements, and is published on our website.

Our management has the primary responsibility for the company’s financial statements as well as its financial reporting process, policies and internal controls.  The company’s independent auditors are responsible for performing an audit of our financial statements and expressing an opinion as to the fair presentation of such financial statements in accordance with U.S. generally accepted accounting principles.   The Audit Committee is responsible for, among other things, reviewing the results of the audit engagement with our independent auditors; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors’ fees; and recommending the engagement of the auditors to the full Board.

In this context, the Audit Committee reviewed and discussed the audited financial statements of the company as of and for the six months ended December 31, 2009 with management and the independent auditors.  The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).  In addition, the Audit Committee received written confirmation, in accordance with standards of the Public Company Accounting Oversight Board, and discussed with the auditors their independence from the company.  The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to us is compatible with maintaining the auditors’ independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession.  In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors.  As a result, the Audit Committee's oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, policies and internal controls, that our financial statements are accurate, that the audit of such financial statements has been conducted in accordance with the standards of the Public Company Accounting Oversight Board or that the our auditors meet the standards for auditor independence.

Based on the review and discussions above, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-KT for the six months ended December 31, 2009.

Members of the Audit Committee of our Board of Directors

Robert Kamm, Chairman
Todd Goergen
David Williams

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report on Form 10-KT for the six months ended December 31, 2009 is enclosed herewith.  Additional copies of such report are available, without charge, upon request. For additional copies please write to 1303 North Research Way, Orem, Utah 84097, Attn: Investor Relations, telephone: (801) 227-0004.

Additional Materials

A copy of this proxy statement has been filed with the SEC.  You may read and copy this proxy statement at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this proxy statement by mail from the Public Reference Section of the SEC at prescribed rates. To obtain information on the operation of the Public Reference Room, you can call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers, including the company, that file electronically with the SEC. The address of the SEC’s Internet website is www.sec.gov.

Delivery of Documents to Stockholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of our common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and our 2009 annual report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2009 annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of this proxy statement and annual report, now or in the future, should submit this request by writing to iMergent, Inc., 1303 North Research Way, Orem, Utah 84097, Attn: Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and our 2009 annual report may be viewed online at www.imergentinc.com under the Company tab, SEC Filings. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, you will receive a proxy form listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Stockholder Proposals for Action at Our Next Annual Meeting

Any stockholder who wishes to present any proposal for stockholder action at the 2011 annual meeting of stockholders must send the proposal to our Secretary.  The proposal must be received by our Secretary, at our offices, no later than December 10, 2010 in order to be included in our proxy statement.  Such proposals should be addressed to the Corporate Secretary, iMergent, Inc., 1303 North Research Way, Orem, Utah 84097.  If a stockholder proposal is introduced at the 2011 annual meeting of stockholders without any discussion of the proposal in our proxy statement, and the stockholder does not notify us on or before 45 days before the date the proxy is mailed or sent, as required by SEC Rule 14a-4(c)(1), of the intent to raise such proposal at the annual meeting of stockholders, then proxies received by us for that annual meeting will be voted by the persons named in such proxies in their discretion with respect to such proposal.  Notice of such proposal is to be sent to the above address.

Other Matters

As of the date of this statement, our Board does not intend to present and has not been informed that any other person intends to present a matter for action at the meeting other than as set forth herein and in the Notice of Meeting.  If any other matter properly comes before the meeting, the holders of proxies will vote the shares represented by them in accordance with their best judgment.

By Order of the Directors

Dated: April 8, 2010	By:	/s/ Jeffrey G. Korn
Jeffrey G. Korn, Secretary

FRONT OF PROXY CARD IMERGENT, INC. Proxy for the Annual Meeting of Stockholders to be held on May 18, 2010 THIS PROXY IS SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS OF IMERGENT, INC.

CONTROL ID:
REQUEST ID:

The undersigned stockholder of IMERGENT, INC. hereby appoints Steven G. Mihaylo and Jeffrey G. Korn, and each of them, proxies with full power of substitution to act for and on behalf of the undersigned and to vote all stock outstanding in the name of the undersigned as of the close of business on April 1, 2010, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders (“Meeting”) to be held Tuesday, May 18, 2010, at the Radisson Hotel Phoenix Airport North located at 427 North 44th Street, Phoenix, Arizona  commencing at 12:00 p.m. (local time), and at any and all adjournments or postponements thereof, upon all matters properly coming before the Meeting.

You are encouraged to specify your choices by marking the appropriate boxes (see reverse side) but you need not mark any boxes if you wish to vote in accordance with our Board of Directors' recommendations.  The proxies named above cannot vote your shares unless you sign and return this card.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by fax, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Proxy Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/IIG

BACK OF PROXY CARD Confidential

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Our Board of Directors recommends a vote “For” Item 1:

1	Election of the following persons to serve as directors of the company, to serve for TWO years or until their successors are duly	à	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
			☐	☐
	elected and qualified: (1) Todd Goergen I - 2011 (2) Steven G. Mihaylo Class I - 2011 (3) David Williams Class I - 2011				(1) ☐ (2) ☐ (3) ☐

Our Board of Directors recommends a vote “For” Item 2:

2	Ratification of appointment of Deloitte & Touche, LLP as the company’s independent registered public accounting firm.	à	FOR	AGAINST	ABSTAIN
			☐	☐	☐

CONTROL ID:
REQUEST ID:

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

This proxy, when properly executed, will be voted in the manner directed herein. If no designation is made, the proxies named on the reverse side hereof intend to vote the shares to which this proxy relates “For” each of the director nominees identified above and “For” Item 2. The proxies will vote in their discretion on any other matters properly coming before the Annual Meeting of Stockholders. The signer hereby revokes all proxies heretofore given by the signer to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.
MARK HERE FOR ADDRESS CHANGE ☐
New Address (if applicable):
________________________
________________________
________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: _______________________, 2010

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)